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                                                                       EXHIBIT 1

                          FIBERNET TELECOM GROUP, INC.

                           2003 EQUITY INCENTIVE PLAN

                                    PREAMBLE

         The FiberNet Telecom Group, Inc. 2003 Equity Incentive Plan (the "Plan"), as set forth herein, amends and restates the FiberNet Telecom Group, Inc. 1999 Stock Option Plan, as amended. The Plan is intended to incorporate the provisions of the 1999 Stock Option Plan and permit FiberNet Telecom Group, Inc., a Delaware corporation (the "Company"), to provide additional forms of equity based incentives in order to attract and retain highly motivated employees and to provide them with opportunities to acquire a proprietary interest in the Company.

                                   SECTION 1.

                     Establishment, Objectives, and Duration

     1.1. Establishment of the Plan. The Company hereby amends and restates the FiberNet Telecom Group, Inc. 1999 Stock Option Plan. The 1999 Stock Option Plan was amended and renamed the FiberNet Telecom Group, Inc. Equity Incentive Plan on May 23, 2000. The FiberNet Telecom Group, Inc. Equity Incentive Plan was further amended and renamed the FiberNet Telecom Group, Inc. 2003 Equity Incentive Plan by the Board of Directors on February 5, 2003 (the "Effective Date") and approved by the Company's stockholders by a majority written consent on February 13, 2003. The Plan will become effective on or about May 6, 2003 (the "Effective Date").

     1.2. Purpose of the Plan. The purpose of the Plan is to benefit the Company and its subsidiaries and affiliated companies by enabling the Company to offer to certain present and future employees, directors and consultants stock based incentives and other equity interests in the Company, thereby giving them a stake in the growth and prosperity of the Company and encouraging the continuance of their services with the Company or subsidiaries or affiliated companies.

     1.3. Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Section 16 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Award (defined below in Section
2) be granted under the Plan on or after May 6, 2013.

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                                   SECTION 2.

                                   Definitions

         Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

         "Administrator" means the Board or the Compensation Committee of the Board, as described below in Section 3.

         "Affiliate" means a corporation which for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

         "Award" means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares or Performance Units.

         "Award Agreement" means a written agreement between the Company and each Participant that sets forth the terms and provisions applicable to an Award or Awards granted to each Participant under the Plan, and is a condition to the grant of an Award or Award hereunder.

         "Board" means the Board of Directors of the Company.

         "Cause" means, as determined by the Administrator, in its sole discretion, termination of the Participant's employment, service as a Director, or consulting arrangement with the Company or any Affiliate or Subsidiary because of:

         (a) In the case where there is no employment, change in control or similar agreement in effect between the Participant and the Company or any Affiliate or Subsidiary, or where there is such an agreement, but a termination for "cause" would not be permitted under such agreement at that time or the agreement does not define "cause" (or similar words),

             (i) the Participant's dishonesty, theft or conviction of any crime or offense involving money or property of the Company or any Affiliate or Subsidiary,

             (ii) the Participant's gross negligence, gross incompetence, or willful misconduct in the performance of his or her duties,

             (iii) the Participant's willful and continued failure or refusal to perform his or her duties (other than any such failure resulting from the Participant's Disability), or

             (iv) such other act or omission as determined in the Administrator's sole discretion.

         (b) In the case where there is an employment, change in control or similar agreement in effect between the Participant and the Company or an Affiliate or Subsidiary that defines "cause" (or similar words), and a termination for "cause" would be permitted under such agreement at that time, such termination of employment, service as a Director, or consulting

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arrangement is or would be deemed to be for "cause" as defined in such agreement.

         "Change of Control" of the Company shall mean:

         (a) The Company is merged, consolidated or reorganized into or with another corporation or other legal person (an "Acquiror") and as a result of such merger, consolidation or reorganization, less than 51% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by the stockholders of the Company, directly or indirectly, immediately prior to such merger, consolidation or reorganization, other than by the Acquiror or any corporation or other legal person controlling, controlled by or under common control with the Acquiror;

         (b) The Company sells all or substantially all of its business and/or assets to an Acquiror, of which less than 51% of the outstanding voting securities or other capital interests are owned in the aggregate by the stockholders of the Company, directly or indirectly, immediately prior to such sale, other than by any corporation or other legal person controlling, controlled by or under common control with the Acquiror;

         (c) There is a report filed on Schedule 13D or Schedule 14D (or any successor schedule form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person or group (as the terms "person" and "group" are used in Section 13(d) or Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term "beneficial owner" is defined under Rule l3d- 3 or any successor rule or regulation promulgated under the Exchange Act) of 20% or more of the issued and outstanding shares of voting securities of Company;

         (d) During any period of two consecutive years, the Continuing Directors cease to constitute at least a majority of the Board; or

         (e) Any other event that the Board determines shall constitute a Change in Control for purposes of the Plan.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor legislation thereto.

         "Company" means FiberNet Telecom Group, Inc., a Delaware corporation, as well as any successor to such entity as provided in Section 18 herein.

         "Continuing Directors" means, during any two year period, the Directors still in office who either were Directors at the beginning of the two year period or who were Directors elected to the Board and whose election or nomination was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the two year period or whose election to the Board was previously so approved.

         "Director" means any individual who is a member of the Board.

         "Disability" means, unless otherwise provided for in an employment, change of control or similar agreement in effect between the Participant and the Company or an Affiliate or

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Subsidiary, the inability of an employee, Director or consultant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Administrator, based upon medical evidence.

         "Effective Date" means May 6, 2003, the effective date of this amended and restated Plan.

         "Employee" means any employee of the Company or any Affiliate.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

         "Fair Market Value" means (i) for purposes of establishing any Option Price as of the date of the Award, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, or unless the Administrator otherwise determines, the closing sales price for the Shares, if applicable, or the average of the last bid and ask prices of the Shares on or before 4:00 p.m. eastern time (as reported by Bloomberg, L.P.); and (ii) for purposes of the valuation of any Shares delivered in payment of the Option Price upon the exercise of an Option, for purposes of the valuation of any Shares withheld in payment of the Option Price or to pay taxes due on an Award, or for purposes of the exercise of any SAR or conversion of a Performance Unit, unless the Administrator otherwise determines, the closing sales price for the Shares, if applicable, or the average of the last bid and ask prices of the Shares on or before 4:00 p.m. eastern time (as reported by Bloomberg, L.P.) on the date of exercise (or if the date of exercise is not a trading day, on the trading day next preceding the date of exercise).

         "Good Reason" shall mean, with respect to the termination of a Participant's employment or consulting arrangement,

         (a) In the case where there is no employment, change in control or similar agreement in effect between the Participant and the Company or any Affiliate or Subsidiary, or where there is such an agreement but the agreement does not define "good reason" (or similar words) or a "good reason" termination would not be permitted under such agreement at that time because other conditions were not satisfied, a voluntary termination of an employment arrangement or consulting arrangement due to "good reason" shall mean as determined by the Administrator, in its sole discretion the following:

             (i) the assignment of the Participant of any duties which results in a material diminution in such position, authority, duties or responsibilities; or

             (ii) the Participant as a condition to remaining employed or continuing his or her consulting arrangement is required to relocate his or her place of service at least 50 miles from his or her current place of service; or

         (b) In the case where there is an employment, change in control or similar agreement in effect between the Participant and the Company or an Affiliate or Subsidiary that defines "good reason" (or similar words) and a "good reason" termination would be permitted under such

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agreement at that time, such termination is or would be deemed to be for "good reason" (or similar words) as defined in such agreement.

         "Incentive Stock Option" or "ISO" means an option to purchase Shares that is intended to meet the requirements of Code Section 422, as described in
Section 6 herein.

         "Insider" shall mean an individual who is, on the relevant date, an officer, Director or more than ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

         "Named Executive Officer" means a Participant who is one of the group of covered employees as defined in the regulations promulgated under Code
Section 162(m), or any successor statute.

         "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares granted under Section 6 herein and which is not intended to meet the requirements of Code Section 422.

         "Option" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Section 6 herein.

         "Option Price" means the per share purchase price of a Share purchased pursuant to an Option.

         "Participant" means an Employee, prospective Employee, employee or prospective employee of a Subsidiary, Director or consultant who has outstanding an Award granted under the Plan.

         "Performance-Based Exception" means the exception for performance-based compensation from the tax deductibility limitations of Code Section 162(m).

         "Performance Period" means the time period during which performance goals must be achieved with respect to an Award, as determined by the Administrator.

         "Performance Share" means an Award granted to a Participant, as described in Section 9 herein.

         "Performance Unit" means an Award granted to a Participant, as described in Section 9 herein.

         "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is limited in some way, and the Shares are subject to a substantial risk of forfeiture, as provided in Section 8 herein.

         "Plan" means the FiberNet Telecom Group, Inc. 2003 Equity Incentive Plan, an amendment and restatement of the Company's Equity Incentive Plan, as set forth herein.

         "Restricted Stock" means an Award granted to a Participant pursuant to
Section 8 herein.

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     "Retirement" means the Participant's termination of employment with the
Company or its Affiliates or Subsidiaries on or after the date on which the Participant reaches age 55 if he or she has at least ten years of service with the Company, or reaches age 65 regardless of his or her years of service. Notwithstanding the foregoing, the Administrator may, in its sole discretion, determine that a Participant has met the criteria for a Retirement termination from the Company.

     "Share" or "Shares" means shares of common stock of the Company, par value $.001.

     "Stock Appreciation Right" or "SAR" means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of
Section 7 herein.

     "Subsidiary" means any corporation, partnership, joint venture, affiliate, or other entity in which the Company is at least a majority-owner of all issued and outstanding equity interests or has a controlling interest.

     "Tandem SAR" means an SAR that is granted in connection with a related Option pursuant to Section 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be forfeited).

     "Non-Tandem SAR" means an SAR that is granted independently of any Options, as described in Section 7 herein.

                                   SECTION 3.

                                 Administration

     3.1. Plan Administrator. The Administrator of the Plan shall be the Compensation Committee of the Board, or any other committee appointed by the Board. The Board may, from time to time, remove members from, or add members to, the Compensation Committee. Any vacancies on the Compensation Committee shall be filled by members of the Board. The foregoing notwithstanding, the Board shall perform the functions of the Administrator for purposes of granting Awards to non-Employee Directors. However, the Board shall not have exclusive authority with respect to other aspects of non-Employee Director Awards.

     If and to the extent that no committee exists that has the authority to administer the Plan, the Board shall administer the Plan. Acts of a majority of the Administrator at which a quorum is present, or acts reduced to or approved in writing by unanimous consent of the members of the Administrator, shall be valid acts of the Administrator.

     3.2. Authority of the Administrator. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Administrator shall have full power to select Participants who shall be granted Awards under the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Section 16 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the sole

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discretion of the Administrator as provided in the Plan. Further, the
Administrator shall make all other determinations, which may be necessary or advisable for the administration of the Plan. As permitted by law, the Administrator may delegate the authority granted to it herein.

     3.3. Decisions Binding. All determinations and decisions made by the Administrator pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, employees, Participants, and their estates and beneficiaries.

                                   SECTION 4.

                  Shares Subject to the Plan and Maximum Awards

     4.1. Shares Available for Awards.

     (a) The Shares available for Awards may be either authorized and unissued Shares or Shares held in or acquired for the treasury of the Company. The aggregate number of Shares that may be issued or used for reference purposes under the Plan or with respect to which Awards may be granted shall not exceed
(i) 165,000,000 Shares (subject to adjustment as provided in Section 4.3); plus
(ii) 10% of the number of Shares issued or delivered by the Company on or after May 6, 2003 other than issuances or deliveries under the Plan or other incentive compensation plans of the Company; provided, however, that the aggregate number of Shares with respect to which ISOs may be granted shall not exceed the number specified under item (i) above.

     (b)  Upon:

          (i) a payout of a Non-Tandem SAR, Tandem SAR, or Restricted Stock award in the form of cash;

          (ii) a cancellation, termination, expiration, forfeiture, or lapse for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Options, or the termination of a related Option upon exercise of the corresponding Tandem SAR) of any Award; or

          (iii) payment of an Option Price and/or payment of any taxes arising upon exercise of an Option or payout of any Award with previously acquired Shares or by withholding Shares which otherwise would be acquired on exercise or issued upon such payout, the number of Shares underlying any such Award that were not issued as a result of any of the foregoing actions shall again be available for the purposes of Awards under the Plan. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or any Affiliate or Subsidiary, Shares issued or issuable in connection with such substitute Award shall not be counted against the number of Shares reserved under the Plan, but shall be available under the Plan by virtue of the Company's assumption of the plan or arrangement of the acquired company or business.

     4.2. Individual Participant Limitations. Unless and until the Administrator determines

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that an Award to a Named Executive Officer shall not be designed to comply with the Performance-Based Exception, the following rules shall apply to grants of such Awards under the Plan:

     (a) Subject to adjustment as provided in Section 4.3 herein, the maximum aggregate number of Shares (including Options, SARs, Restricted Stock, Performance Units and Performance Shares to be paid out in Shares) that may be granted in any one fiscal year to a Participant shall be 100,000,000.

     (b) The maximum aggregate cash payout (including Performance Units and Performance Shares paid out in cash) with respect to Awards granted in any one fiscal year that may be made to any Participant shall be $20,000,000.

     4.3. Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section
368) or any partial or complete liquidation of the Company, an adjustment shall be made in the number and class of Shares available for Awards, the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan and the number of Shares set forth in Sections 4.1 and 4.2, as may be determined to be appropriate and equitable by the Administrator, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

                                   SECTION 5.

                          Eligibility and Participation

     5.1. Eligibility. Persons eligible to participate in the Plan include all current and future Employees (including officers), employees of a Subsidiary, persons who have been offered employment by the Company or an Affiliate or Subsidiary (provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or an Affiliate or Subsidiary), Directors and consultants of the Company and its Affiliates and Subsidiaries, as determined by the Administrator, including employees of the Company and its Affiliates or Subsidiaries who reside in countries other than the United States of America.

     5.2. Participation. Subject to the provisions of the Plan, the Administrator shall determine and designate, from time to time, the Participants to whom Awards shall be granted, the terms of such Awards, and the number of Shares subject to such Award.

                                   SECTION 6.

                                  Stock Options

     6.1. Grant of Options and Award Agreement.

     (a) Option Grant. Subject to the terms and provisions of the Plan, Options may be

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granted to one or more Participants in such number, upon such terms and provisions, and at any time and from time to time, as determined by the Administrator, in its sole discretion. The Administrator may grant either Nonqualified Stock Options or Incentive Stock Options, and shall have complete discretion in determining the number of Options of each granted to each Participant (subject to Section 4 herein); provided, however, that ISOs may only be granted to Employees.

     (b) Award Agreement. The Company and each Participant to whom an Option is granted shall execute an Award Agreement, effective as of the date of grant, which shall specify the Option Price, the term of the Option, the number of Shares subject to the Option, and such other provisions as the Administrator shall determine, and which are not inconsistent with the terms and provisions of the Plan. The Award Agreement shall also specify whether the Option is intended to be an ISO within the meaning of Code Section 422. If such Option is not designated as an ISO, such Option shall be deemed a NQSO.

     6.2. Option Price. The Administrator shall designate the Option Price for each Share subject to an Option under the Plan, provided that such Option Price for Options designated as ISOs shall not be less than one hundred percent (100%) of the Fair Market Value of Shares subject to an Option on the date the Option is granted. With respect to a Participant who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or an Affiliate, the Option Price of Shares subject to an ISO shall be at least one hundred and ten percent (110%) of the Fair Market Value of such Shares on the date of grant.

     6.3. Term of Options. Each Option granted to an Employee shall expire at such time as the Administrator shall determine at the time of grant, but in no event shall be exercisable later than the tenth (10th) anniversary of the date of grant. Notwithstanding the foregoing, with respect to ISOs, in the case of a Participant who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or an Affiliate, no such ISO shall be exercisable later than the fifth (5th) anniversary of the date of grant.

     6.4. Exercise of Options. Options granted under this Section 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Administrator shall in each instance approve, which need not be the same for each grant or for each Participant, and shall be set forth in the applicable Award Agreement. Notwithstanding the preceding sentence, the Award Agreements shall restrict the amount of ISOs which may become exercisable in any calendar year (under this or any other ISO plan of the Company or an Affiliate) so that the aggregate Fair Market Value of Shares (determined at the time each ISO is granted) with respect to which ISOs are exercisable for the first time by any Participant during any calendar year may not exceed $100,000. Any ISOs that become exercisable in excess of such amount shall be deemed NQSOs to the extent of such excess. If the Award Agreement does not specify the time or times at which the Option shall first become exercisable, such an Option shall become exercisable by the Participant (i) to a maximum cumulative extent of one-third of the Shares covered by the Option on the first anniversary of the date of grant, and (ii) to a maximum cumulative extent of two-thirds of the Shares covered by the Option on the second anniversary of the date of grant, and (iii) to a maximum cumulative extent of 100% of the Shares covered by the

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Option on the third anniversary of the date of grant.

     6.5. Payment. Options granted under this Section 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price upon exercise of any Option shall be payable to the Company in full either:

     (a)  in cash or its equivalent,

     (b) at the discretion of the Administrator, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price,

     (c) at the discretion of the Administrator, by withholding Shares that otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Option Price,

     (d) at the discretion of the Administrator, by tendering other Awards payable under the Plan, or

     (e)  by a combination of (a), (b), (c) and/or (d).

     The Administrator also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means that the Administrator determines to be consistent with the Plan's purpose and applicable law. As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant the number of Shares purchased under the Option(s).

     In connection with the exercise of Options granted under the Plan, the Company may make loans to the Participants as the Administrator, in its sole discretion, may determine. Such loans shall be subject to the terms and conditions as the Administrator shall determine not inconsistent with the Plan; provided, however, that in no event may any such loan exceed the Fair Market Value, at the date of exercise, of the shares covered by the Option, or portion thereof exercised by the Participant. Any loan made pursuant to this Section 6.5 shall comply with Regulation U issued by the Board of Governors of the Federal Reserve System pursuant to the Exchange Act.

     6.6. Termination of Employment, Service as a Director, or Consulting Arrangement. The Administrator, in its sole discretion, shall set forth in the applicable Award Agreement the extent to which a Participant shall have the right to exercise the Option or Options following termination of his or her employment, service as a Director, or consulting arrangement with the Company and/or its Affiliates or Subsidiaries. Such provisions need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for such termination, including, but not limited to, termination for Cause or Good Reason, or reasons relating to the breach or threatened breach of restrictive covenants. Subject to Section 14, in the event that a Participant's Award Agreement does not set forth such provisions, the following provisions shall apply:

     (a) Death, Disability and Retirement. In the event that each of the Participant's

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employment, service as a Director and consulting arrangement with the Company and/or any Affiliate or Subsidiary terminates by reason of death, Disability or Retirement, all of his or her Options shall immediately become fully vested and shall remain exercisable until the earlier of (A) the remainder of the term of the Option, or (B) 12 months after the date of such termination provided that in the case of an ISO such twelve month period shall be reduced to three months. In the case of the Participant's death, the Participant's beneficiary or estate may exercise the Option.

     (b) Termination for Cause. In the event that each of the Participant's employment, service as a Director and consulting arrangement with the Company and/or any Affiliate or Subsidiary terminates for Cause, all Options shall expire immediately and all rights to purchase Shares (vested or nonvested) under the Option shall cease.

     (c) Other Termination. In the event that each of the Participant's employment, service as a Director and consulting arrangement with the Company and/or any Affiliate or Subsidiary terminates for any reason other than death, Disability, Retirement or for Cause, all Options held by the Participant shall expire and all rights to purchase Shares thereunder shall terminate immediately. Notwithstanding the preceding sentence, all Options as to which the Participant has a vested right to exercise the Option immediately prior to such termination shall remain exercisable until the earlier of (A) the remainder of the term of the Option, or (B) 90 days from the date of termination.

     6.7. Restrictions on Share Transferability. The Administrator may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Section 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

     6.8.  Nontransferability of Options.

     (a) Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

     (b) Nonqualified Stock Options. Except as otherwise provided in a Participant's Award Agreement, or as provided by the Administrator, no NQSO granted under this Section 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSOs granted to a Participant under this
Section 6 shall be exercisable during his or her lifetime only by such Participant.

     6.9. Prior Option Grants. The terms and conditions of this amended and restated Plan shall supersede, amend and modify the terms and conditions of any written agreement covering an Option granted to a Participant under the Plan prior to the Effective Date; provided that this Section 6.9 shall only apply if the Participant and the Company enter into a written agreement to

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effect the amendments and/or modifications. Notwithstanding the preceding sentence, to the extent that an amendment and/or modification would result in adverse tax consequences to the Participant and/or adverse accounting treatment with respect to the Option, such amendment and/or modification shall not be effective.

                                   SECTION 7.

                            Stock Appreciation Rights

     7.1.  Grant of SARs and Award Agreement.

     (a) SAR Grant. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator. The Administrator may grant Non-Tandem SARs, Tandem SARs, or any combination of these forms of SARs. The Administrator shall have complete discretion in determining the number of SARs granted to each Participant (subject to Section 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs. The Administrator shall designate, at the time of grant, the grant price of a Non-Tandem SAR, which grant price shall be at least equal to the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option. Grant prices of SARs shall not subsequently be changed by the Administrator, except pursuant to Section 4.3 hereof.

     (b) Award Agreement. The Company and each Participant to whom an SAR is granted shall execute an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Administrator shall determine, and which are not inconsistent with the terms and provisions of the Plan.

     7.2. Term of SARs. The term of a SAR granted under the Plan shall be determined by the Administrator, in its sole discretion; provided, however, that unless otherwise designated by the Administrator, such term shall not exceed ten
(10) years from the date of grant.

     7.3. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

     7.4. Exercise of Non-Tandem SARs. Non-Tandem SARs may be exercised upon whatever terms and conditions the Administrator, in its sole discretion, imposes upon them.

     7.5. Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

     (a) The excess of the Fair Market Value of a Share on the date of exercise over the grant price; by

     (b)   The number of Shares with respect to which the SAR is exercised.

     At the sole discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

     7.6. Termination of Employment, Service as a Director, or Consulting Arrangement. The Administrator, in its sole discretion, shall set forth in the applicable Award Agreement the extent to which a Participant shall have the right to exercise the SAR or SARs following termination of his or her employment, service as a Director, or consulting arrangement with the Company and/or its Affiliates or Subsidiaries. Such provisions need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for such termination, including, but not limited to, termination for Cause or Good Reason, or reasons relating to the breach or threatened breach of restrictive covenants. Subject to Section 14, in the event that a Participant's Award Agreement does not set forth such provisions, the following provisions shall apply:

     (a) Death, Disability and Retirement. In the event that each of the Participant's employment, service as a Director and consulting arrangement with the Company and/or any Affiliate or Subsidiary terminates by reason of death, Disability or Retirement, all of his or her SARs shall immediately become fully vested (subject to Section 14) and shall remain exercisable until the earlier of
(A) the remainder of the term of the SAR, or (B) 12 months after the date of such termination. In the case of the Participant's death, the Participant's beneficiary or estate may exercise the SAR.

     (b) Termination for Cause. In the event that each of the Participant's employment, service as a Director and consulting arrangement with the Company and/or any Affiliate or Subsidiary terminates for Cause, all SARs shall expire immediately and all rights thereunder shall cease.

     (c) Other Termination. In the event that each of the Participant's employment, service as a Director and consulting arrangement with the Company and/or any Affiliate or Subsidiary terminates for any reason other than death, Disability, Retirement or for Cause, all SARs held by the Participant shall expire and all rights thereunder shall terminate immediately. Notwithstanding the preceding sentence, all SARs to which the Participant has a vested right to exercise the SAR immediately prior to such termination shall be exercisable until the earlier of (A) the remainder of the term of the SAR, or (B) 90 days from the date of termination.

     7.7. Nontransferability of SARs. Except as otherwise provided in a Participant's Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

                                   SECTION 8.

                                Restricted Stock

     8.1.  Grant of Restricted Stock and Award Agreement.

     (a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Administrator shall determine.

     (b) Award Agreement. The Company and each Participant to whom an award of Restricted Stock is granted shall execute an Award Agreement that shall specify the Period or Periods of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Administrator shall determine pursuant to Section 8.3 or otherwise, and which shall not be inconsistent with the terms and provisions of the Plan. If no Period of Restriction is set forth in the Award Agreement, the Period of Restriction shall be three years for restrictions lapsing due to the passage of time and one year for restrictions lapsing due to the achievement of performance goals.

     8.2. Transferability. Except as provided in this Section 8, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, until the end of the applicable Period of Restriction established by the Administrator and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Administrator in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

     8.3. Other Restrictions. Subject to Section 10 herein, the Administrator may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, Subsidiary-wide, divisional, and/or individual), time-based restrictions on vesting, which may or may not be following the attainment of the performance goals, sales restrictions under applicable stockholder agreements or similar agreements, and/or restrictions under applicable Federal or state securities laws. The Company shall retain the Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

     Except as otherwise provided in this Section 8 or in any Award Agreement, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

     8.4. Voting Rights. Unless otherwise designated by the Administrator at the time of grant, Participants to whom Shares of Restricted Stock have been granted hereunder may exercise full voting rights with respect to those Shares during the Period of Restriction.

     8.5.  Dividends and Other Distributions. Unless otherwise designated by the

Administrator at the time of grant, Participants holding Shares of Restricted Stock granted hereunder shall be credited with regular cash dividends paid with respect to the underlying Shares while they are so held during the Period of Restriction. The Administrator may apply any restrictions to the dividends that the Administrator deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares of Restricted Stock granted to a Named Executive Officer is designed to comply with the requirements of the Performance-Based Exception, the Administrator may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, such that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception. In the event that any dividend constitutes a derivative security or an equity security pursuant to the rules under Section 16 of the Exchange Act, such dividend shall be subject to a vesting period equal to the remaining vesting period of the Shares of Restricted Stock with respect to which the dividend is paid.

     8.6. Termination of Employment, Service as a Director, or Consulting Arrangement. The Administrator, in its sole discretion, shall set forth in the applicable Award Agreement the extent to which the Participant shall have the right to receive unvested Shares of Restricted Stock following termination of the Participant's employment, service as a Director, or consulting arrangement with the Company and/or its Affiliates or Subsidiaries. Such provisions need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment including; but not limited to, termination of employment for Cause or Good Reason, or reasons relating to the breach or threatened breach of restrictive covenants; provided, however that, except in the cases of terminations connected with a Change of Control and terminations by reason of death or Disability, the vesting of Shares of Restricted Stock that qualify for the Performance-Based Exception and that are held by Named Executive Officers shall not occur prior to the time they otherwise would have, but for the employment termination. Subject to Section 14, in the event that a Participant's Award Agreement does not set forth such termination provisions, the following termination provisions shall apply:

     (a) Death, Disability and Retirement. Unless the Award qualifies for the Performance-Based Exception, in the event that each of a Participant's employment, service as a Director, and consulting arrangement with the Company and/or its Affiliates or Subsidiaries is terminated due to death, Disability or Retirement, all Shares of Restricted Stock of such Participant shall immediately become fully vested on the date of termination and the restrictions shall lapse.

     (b) Other Termination. In the event that each of a Participant's employment, service as a Director, and consulting arrangement with the Company and/or its Affiliates or Subsidiaries is terminated for any reason other than death, Disability or Retirement, all Shares of Restricted Stock that are unvested at the date of termination shall be forfeited to the Company.

                                   SECTION 9.

                    Performance Units and Performance Shares

     9.1.  Grant of Performance Units/Shares and Award Agreement.

     (a) Grant of Performance Unit/Shares. Subject to the terms of the Plan, Performance Units and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Administrator, which shall not be inconsistent with the terms and provisions of the Plan and shall be set forth in an Award Agreement.

     (b) Award Agreement. The Company and each Participant to whom Performance Units and/or Performance Shares is granted shall execute an Award Agreement that shall specify the initial value of the Award, the performance goals and the Performance Period, as the Administrator shall determine, and which are not inconsistent with the terms and provisions of the Plan.

     9.2. Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Administrator at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Administrator shall set performance goals in its sole discretion which, depending on the extent to which they are met will determine the number and/or value of Performance Units and/or Performance Shares that will be paid out to the Participant. For purposes of this Section 9, the time period during which the performance goals must be met shall be called a Performance Period.

     9.3. Earning of Performance Units/Shares. Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units and/or Performance Shares shall be entitled to receive payout on the number and value of Performance Units and/or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved, as established by the Administrator.

     9.4. Form and Timing of Payment of Performance Units/Shares. Except as provided below, payment of earned Performance Units and/or Performance Shares shall be made in a single lump sum as soon as reasonably practicable following the close of the applicable Performance Period. Subject to the terms of the Plan, the Administrator, in its sole discretion, may pay earned Performance Units and/or Performance Shares in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units and/or Performance Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Administrator.

     At the time of grant or shortly thereafter, the Administrator, at its sole discretion and in accordance with terms designated by the Administrator, may provide for a voluntary and/or mandatory deferral of all or any part of an otherwise earned Performance Unit and/or Performance Share Award.

     At the sole discretion of the Administrator, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units and/or Performance Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.6 herein). In addition, Participants may, at the sole discretion of the Administrator, be entitled to exercise their voting rights with respect to such Shares.

     9.5. Termination of Employment, Service as a Director, or Consulting Arrangement. The Administrator, in its sole discretion, shall set forth in the applicable Award Agreement the extent to which the Participant shall have the right to receive payment for Performance Units and/or Performance Shares following termination of the Participant's employment, service as a Director, or consulting arrangement with the Company and/or its Affiliates or Subsidiaries. Such provisions need not be uniform among all Performance Units and/or Performance Shares granted pursuant to the Plan, and may reflect distinctions based on the reasons for such termination including; but not limited to, termination for Cause or Good Reason, or reasons relating to the breach or threatened breach of restrictive covenants. Subject to Section 14, in the event that a Participant's Award Agreement does not set forth such termination provisions, the following termination provisions shall apply:

     (a) Death, Disability and Retirement. Subject to Section 14, in the event that each of a Participant's employment, service as a Director, and consulting arrangement with the Company and/or its Affiliates or Subsidiaries is terminated during a Performance Period due to death, Disability or Retirement, the Participant shall receive a prorated payout of the Performance Units and/or Performance Shares, unless the Administrator determines otherwise. The prorated payout shall be determined by the Administrator, shall be based upon the length of time that the Participant held the Performance Units and/or Performance Shares during the Performance Period, and shall further be adjusted based on the achievement of the preestablished performance goals. Subject to Section 14, unless the Administrator determines otherwise in the event of a termination due to death, Disability or Retirement payment of earned Performance Units and/or Performance Shares shall be made at the same time as payments are made to Participants who did not terminate employment during the applicable Performance Period.

     (b) Other Termination. Subject to Section 14, in the event that each of a Participant's employment, service as a Director, and consulting arrangement with the Company and/or its Affiliates or Subsidiaries is terminated during a Performance Period for any reason other than death, Disability or Retirement, all Performance Units and/or Performance Shares shall be forfeited by the Participant to the Company.

     9.6. Nontransferability. Except as otherwise provided in a Participant's Award Agreement, Performance Units and/or Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.

                                   SECTION 10.

                              Performance Measures

          Unless and until the Administrator proposes for stockholder vote and stockholders approve a change in the general performance measures set forth in this Section 10, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Named Executive Officers that are designed to qualify for the Performance-Based Exception, the performance goals to be used for purposes of such grants shall be established by the Administrator in writing and stated in terms of the attainment of specified levels of or percentage changes in any one or more of the following measurements: revenue; primary or fully-diluted earnings per Share; earnings before interest, taxes, depreciation, and/or amortization; pretax income; cash flow from operations; total cash flow; return on equity; return on capital; return on assets; net operating profits after taxes; economic value added; total stockholder return or return on sales; or any individual performance objective which is measured solely in terms of quantitative targets related to the Company or the Company's business; or any combination thereof. In addition, such performance goals may be based in whole or in part upon the performance of the Company, a Subsidiary, division and/or other operational unit under one or more of such measures.

          The degree of payout and/or vesting of such Awards designed to qualify for the Performance-Based Exception shall be determined based upon the written certification of the Administrator as to the extent to which the performance goals and any other material terms and conditions precedent to such payment and/or vesting have been satisfied. The Administrator shall have the sole discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided, however, that the performance goals applicable to Awards which are designed to qualify for the Performance- Based Exception, and which are held by Named Executive Officers, may not be adjusted so as to increase the payment under the Award (the Administrator shall retain the sole discretion to adjust such performance goals upward, or to otherwise reduce the amount of the payment and/or vesting of the Award relative to the preestablished performance goals).

          In the event that applicable tax and/or securities laws change to permit Administrator sole discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Administrator shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Administrator determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Administrator may make such grants without satisfying the requirements of Code Section 162(m) and, thus, which use performance measures other than those specified above.

                                   SECTION 11.

                                Award Forfeitures

          11.1. Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements. Unless otherwise determined by the Administrator, each Award granted hereunder shall be subject to the following additional forfeiture conditions, to which the

Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 11.2 occurs (a "Forfeiture Event"), all of the following forfeitures will result:

     (a) The unexercised portion of any Option, whether or not vested, and any other Award not then settled (except for an Award that has not been settled solely due to an elective deferral pursuant to Section 12 by the Participant and otherwise is not forfeitable in the event of any termination of service of the Participant) will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

     (b) The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Award Gain (as defined herein) realized by the Participant upon each exercise of an Option or settlement of an Award (regardless of any elective deferral pursuant to Section 12) that occurred on or after (i) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or an Affiliate or Subsidiary, or (ii) the date that is six months prior to the date the Participant's employment by, service as a Director with, or consulting arrangement with the Company or an Affiliate or Subsidiary terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed.

     For purposes of this Section, the term "Award Gain" shall mean (i) in respect of a given Option exercise, the product of (X) the Fair Market Value per Share at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the Option Price times (Y) the number of shares as to which the Option was exercised at that date, and (ii) in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Shares paid or payable to Participant (regardless of any elective deferral pursuant to Section 12) less any cash or the Fair Market Value of any shares or property (other than an Award or award that would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement.

     11.2. Events Triggering Forfeiture. The forfeitures specified in Section
11.1 will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during the Participant's employment by, service as a Director with, or consulting arrangement with the Company or an Affiliate or Subsidiary during the one-year period following termination of such employment, service or consulting arrangement:

     (a) Non-Solicitation. The Participant, for his or her own benefit or for the benefit of any other person, company or entity, directly or indirectly, (i) induces or attempts to induce or hires or otherwise counsels, induces or attempts to induce or hire or otherwise counsel, advise, encourage or solicit any person to leave the employment of or the service for the Company or any Affiliate or Subsidiary, (ii) hires or in any manner employs or retains the services of any individual employed by or providing services to the Company or any Affiliate or Subsidiary as of the date of his or her termination of employment, or employed by or providing services to the Company or any Affiliate or Subsidiary subsequent to such termination, (iii) solicits, pursues, calls upon or takes away, any of the customers of the Company or any Affiliate or Subsidiary, (iv) solicits, pursues, calls upon or takes away, any potential customer of the Company or any Affiliate or Subsidiary that has been the subject of a bid, offer or proposal by the Company or any Affiliate or Subsidiary, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to such Participant's termination of employment with the Company or any Affiliate or Subsidiary, or
(v) otherwise interferes with the business or accounts of the Company or any Affiliate or Subsidiary.

     (b) Non-Competition. The Participant engages in "competition" (as defined below in this subparagraph (b)) with the Company or any Affiliate or Subsidiary in any locality or region of the United States in which the Company or any Affiliate or Subsidiary had operations at the time of, or within six (6) months prior to, the termination of the Participant's employment with the Company or any Affiliate or Subsidiary, or in which, during the six (6) months period prior to the termination of the Participant's employment with the Company or any Affiliate or Subsidiary, the Company or any Affiliate or Subsidiary had made substantial plans with the intention of establishing operations in such locality or region; provided that, it shall not be a violation of this provision for the Participant to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a competing corporation registered under the Exchange Act provided that the Participant does not actively participate in the business of such corporation until the one-year period following the Participant's termination ends.

     For purposes of the Plan, "competition" means the Participant engages in, or otherwise directly or indirectly is employed by or acts as a consultant or lender to, or is a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permits the Participant's name to be used in connection with, the activities of any other business or organization anywhere in the United States that directly or indirectly designs, develops, operates, builds or manufactures in-building communications transmission networks, or any other business of the Company or any Affiliate or Subsidiary at any time during or following the Participant's employment with the Company or any Affiliate or Subsidiary.

     (c) Confidential Information. The Participant discloses to any person or entity or makes use of any "confidential or proprietary information" (as defined below in this subparagraph (c)) for his or her own purpose or for the benefit of any person or entity, except as may be necessary in the ordinary course of employment with or other service to the Company or any Affiliate or Subsidiary. Such "confidential or proprietary information" of the Company or any Affiliate or Subsidiary, includes, but is not limited to, the design, development, operation, building or manufacturing of in-building communications transmission networks, the identity of the Company's or any Affiliate's or Subsidiary's customers, the identity of representatives of customers with whom the Company or any Affiliate or Subsidiary has dealt, the kinds of services provided by the Company or any Affiliate or Subsidiary to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, customer maintenance listings, computer software and hardware applications and other programs, personnel information, information identifying, relating to or concerning investors in the Company or any Affiliate or Subsidiary, joint venture partners of the Company or any Affiliate or Subsidiary, business partners of the Company or any Affiliate or Subsidiary or other entities providing financing to the Company or any Affiliate or Subsidiary, real estate and leasing opportunities, communications and telecommunications operations and processes, zoning and licensing matters, relationships with, or matters involving, landlords and/or property owners, and other trade secrets.

     11.3. Agreement Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in this Section 11 shall be deemed to be incorporated into an Award, the Plan does not thereby prohibit the Participant from engaging in any activity, including but not limited to competition with the Company and its Affiliates and Subsidiaries. Rather, the non-occurrence of the Forfeiture Events set forth in Section 11.2 is a condition to the Participant's right to realize and retain value from his or her compensatory Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. This provision shall not preclude the Company and the Participant from entering into other written agreements concerning the subject matter of Sections 11.1 and 11.2 and, to the extent any terms of this
Section 11 are inconsistent with any express terms of such agreement, this
Section 11 shall not be deemed to modify or amend such terms.

     11.4. Administrator Discretion. The Administrator may, in its sole discretion, waive in whole or in part the Company's right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Administrator may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

                                   SECTION 12.

                                    Deferrals

     The Administrator may permit a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant upon the exercise of any Option or by virtue of the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Units/Shares. If any such deferral election is required or permitted, the Administrator shall, in its sole discretion, establish rules and procedures for such payment deferrals.

                                   SECTION 13.

                        Rights and Obligations of Parties

     13.1. No Guarantee of Employment or Service Rights. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or consulting arrangement at any time, nor confer upon any Participant any right to continue in the employ of or consulting arrangement with the Company or any Affiliate or Subsidiary.

     For purposes of the Plan, temporary absence from employment because of illness, vacation, approved leaves of absence, and transfers of employment among the Company and its Affiliates and Subsidiaries, shall not be considered to terminate employment or to interrupt continuous employment. Temporary cessation of the provision of consulting services because of illness, vacation or any other reason approved in advance by the Company shall not be considered a termination of the consulting arrangement or an interruption of the continuity thereof. Conversion of a Participant's employment relationship to a consulting arrangement shall not result in termination of previously granted Awards.

     13.2. Participation. No employee, Director or consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

     13.3. Right of Setoff. The Company or any Affiliate or Subsidiary may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or Affiliate or Subsidiary may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company or any Affiliate or Subsidiary, although the Participant shall remain liable for any part of the Participant's payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 13.

     13.4. Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made, unless expressly permitted by the terms of the Award Agreement or by action of the Administrator in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code
Section 83(b) or other applicable provision.

     13.5. Disqualifying Disposition Notification. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within (10) ten days thereof. A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale or gift) of such shares before the later of (a) two years after the date the Employee was granted the ISO, or (b) one year after the date the Employee acquired Shares by exercising the ISO, except as otherwise provided in Section 424(c) of the Code. If the Employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

                                  SECTION 14.

                               Change of Control

     Upon the occurrence of a Change of Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

     (a) Any and all Options and SARs granted hereunder shall become immediately

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

exercisable, and shall remain exercisable in accordance with this Plan and the Participant's Award Agreement;

     (b) Any Period of Restriction and other restrictions imposed on Restricted Shares shall lapse; and

     (c) Unless otherwise specified in a Participant's Award Agreement at time of grant, the maximum payout opportunities attainable under all outstanding Awards of Performance Units and Performance Shares shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change of Control. The vesting of all such Awards shall be accelerated as of the effective date of the Change of Control, and in full settlement of such Awards, there shall be paid out in cash to Participants within thirty (30) days following the effective date of the Change of Control the maximum of payout opportunities associated with such outstanding Awards.

     The foregoing provisions of this Section 14 notwithstanding, the Board and the Continuing Directors may determine that no Change in Control shall be deemed to have occurred or that some or all of the enhancements to the rights of Participants under outstanding Awards upon a Change in Control, as provided under this Section 14 or the Award Agreement, shall not apply to specified Awards if, prior to the later of occurrence of the specified event that would otherwise constitute a Change in Control (the "Event") or the expiration of seven days after the Company has obtained actual notice that such Event has occurred, the following conditions have been met:

           (i) The Board and the Continuing Directors of the Company then in office, each by a majority vote thereof, determine that the occurrence of such Event shall not be deemed to be a Change in Control hereunder, shall not be deemed to be a Change in Control with respect to one or more specified Participants, or shall not result in specified enhancements to the rights of one or more Participants that would otherwise be triggered by the occurrence of a Change in Control; and

           (ii) The Participant holding an Award affected by action of the Board and Continuing Directors under this Section 14 shall be protected by legally binding obligations of the Company as follows:

     (A) Such Award either shall remain outstanding following consummation of all transactions involved in or contemplated by such Change in Control or shall be assumed and adjusted by the surviving entity resulting from such transactions, and the Continuing Directors determine, in either case, that changes in the terms of the Award resulting from such transactions will not materially impair its value to the Participant or his or her opportunity for future appreciation in respect of such Award; and

     (B) If, within two years following the Event, the Participant's employment by the Company or the surviving entity that has assumed the obligations under the Award (or by an affiliate) is terminated by such employer without Cause, or is terminated by the Participant for Good Reason, such Participant's rights in respect of such Award shall be no less favorable than would be the case if a Change in Control had occurred (without any limitation on the

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

enhancement of the Participant's rights) immediately prior to the Participant's termination of employment.

                                  SECTION 15.

                     Dissolution and Corporate Transactions

     15.1. Dissolution and Liquidation. Upon the dissolution or liquidation of the Company, all Awards granted under this Plan which as of such date shall not have been exercised or accepted, as the case may be, will terminate and become null and void; provided, however, that if the rights of a Participant have not otherwise terminated and expired, the Participant will have the right immediately prior to such dissolution or liquidation to exercise or accept any Award to the extent that the Award is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation.

     15.2. Effect of Corporate Transaction on Options. If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets other than a transaction to merely change the state of incorporation (a "Corporate Transaction"), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that all Options must be exercised (either to the extent then exercisable or, at the discretion of the Administrator, or, upon a Change of Control of the Company, all Options being made fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or (iii) terminate all Options in exchange for a cash payment equal to the excess of the Fair Market Value of the Shares subject to such Options (either to the extent then exercisable or, at the discretion of the Administrator, all Options being made fully exercisable for purposes of this Subparagraph) over the exercise price thereof.

     15.3. Effect of Corporate Transaction on other Awards other than Options. Upon the happening of any of the events described in Section 15.2 above, Stock Appreciation Rights Restricted Stock, Performance Shares and Performance Units shall be appropriately adjusted to reflect the events described in Section 15.2. The Administrator or the Successor Board shall determine the specific adjustments to be made under this Section 15.3, and its determination shall be conclusive.

     15.4. Change of Control. In the event any provision of this Section 15 conflicts with Section 14, the provisions of Section 14 shall govern.

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

                                  SECTION 16.

                    Amendment, Modification, and Termination

     16.1. Amendment, Modification, and Termination. The Board may amend, suspend or terminate the Plan or the Administrator's authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company's stockholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted and the Board may otherwise, in its sole discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award. The Administrator shall have no authority to waive or modify any other Award term after the Award has been granted to the extent that the waived or modified term was mandatory under the Plan.

     16.2. Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

                                  SECTION 17.

                                  Withholding

     17.1. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

     17.2. Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Administrator, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which would be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Administrator, in its sole discretion, deems appropriate.

                                  SECTION 18.

                                  Successors

     All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

                                  SECTION 19.

                                 Miscellaneous

     19.1. Unfunded Plan. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Administrator may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company's obligations under the Plan. Such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Administrator otherwise determines with the consent of each affected Participant.

     19.2. Forfeitures; Fractional Shares. Unless otherwise determined by the Administrator, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Administrator shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

     19.3. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     19.4. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     19.5. Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     19.6. Securities Law Compliance. With respect to Insiders, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator.

     19.7. Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

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